Exhibit 5.1

May 11, 2021

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as counsel to Carlyle Finance L.L.C., a Delaware limited liability company (the “Company”), The Carlyle Group Inc., a Delaware corporation (the “Corporation”), Carlyle Holdings I L.P., a Delaware limited partnership (“Carlyle Holdings I”), Carlyle Holdings II L.L.C., a Delaware limited liability company (“Carlyle Holdings II”), CG Subsidiary Holdings L.L.C., a Delaware limited liability company (“CG Subsidiary Holdings” and, together with the Corporation, Carlyle Holdings I and Carlyle Holdings II, the “Delaware Guarantors”) and Carlyle Holdings III L.P., a Québec société en commandite (“Carlyle Holdings III” or the “Québec Guarantor” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 on Form S-3 (as so amended, the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, (i) the issuance by the Company, from time to time for an indeterminate aggregate initial offering price of, among other things, subordinated debt securities and (ii) the issuance by the Guarantors of the Guarantees (as defined below).

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We have examined the Registration Statement; the Underwriting Agreement dated May 4, 2021 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named therein, pursuant to which such underwriters have agreed to purchase $400,000,000 aggregate principal amount of 4.625% Subordinated Notes due 2061 (the “Notes”) issued by the Company and unconditionally guaranteed by the Guarantors; the Indenture, dated as of May 11, 2021 (the “Base Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of May 11, 2021 (the “First Supplemental Indenture”), among the Company, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”); a duplicate of the global note representing the Notes and the guarantees whose terms are set forth in the Indenture (the “Guarantees”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

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In rendering the opinions set forth below, we have assumed further that (1) the Québec Guarantor is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Guarantees, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance by the Québec Guarantor of the Underwriting Agreement, the Indenture, the Notes and the Guarantees do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and (3) the execution, delivery, issuance and performance, as applicable, by the Company and each Guarantor of the Underwriting Agreement, the Indenture, the Notes and the Guarantees do not constitute a breach or default under any agreement or instrument which is binding upon the Company or any such Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair

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dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 14.06 of the Base Indenture or (ii) Section 1.10 and Section 10.3 of the Base Indenture and the First Supplemental Indenture, respectively, relating to the separability of the provisions of such agreements.

We do not express any opinion herein concerning any law other than the law of the State of New York, the DGCL, the DLLCA and the DRULPA. We expressly disclaim coverage of any other Delaware law, except judicial decisions interpreting the DGCL, the DLLCA and the DRULPA.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP